SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2005

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification Number

001-32206	GREAT PLAINS ENERGY INCORPORATED (A Missouri Corporation) 1201 Walnut Street Kansas City, Missouri 64106 (816) 556-2200 NOT APPLICABLE (Former name or former address, if changed since last report)	43-1916803

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 20, 2005, Strategic Energy, L.L.C. ("Strategic Energy"), a subsidiary of Great Plains Energy Incorporated ("Great Plains Energy"), entered into Amendment No. 1 ("Amendment") to its Amended and Restated Credit Agreement dated as of July 2, 2004 ("Credit Agreement"). The Amendment extends the termination date of the Credit Agreement from June 29, 2007, to June 29, 2009, and increases the aggregate revolving loan commitment from $125 million to $135 million. So long as there is no default or unmatured default, Strategic Energy may increase this amount by up to $15 million by increasing the commitment of one or more lenders that have agreed to such increase, or by adding one or more lenders with the consent of the administrative agent, which will not be unreasonably withheld. The Amendment also, among other things, increases Strategic Energy's minimum net worth requirement (as defined in the Credit Agreement) from $60 million to $75 million, and increases its maximum leverage ratio (as defined in the Credit Agreement) from 2.25 to 1.0 to 3.0 to 1.0 for the period ending June 30, 2007, and to 2.75 to 1.0 thereafter.

The lenders under the Credit Agreement, as amended, are LaSalle Bank National Association, PNC Bank, National Association, Citizens Bank of Pennsylvania, National City Bank of Pennsylvania, Fifth Third Bank, Sky Bank and First National Bank of Pennsylvania. PNC Bank, National Association, is also a lender under a $550 million revolving credit agreement with Great Plains Energy, and under a $250 million revolving credit agreement with Kansas City Power & Light Company, a subsidiary of Great Plains Energy.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01, above, is incorporated into this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT PLAINS ENERGY INCORPORATED

/s/Terry Bassham

Terry Bassham
Executive Vice President- Finance & Strategic Development and Chief Financial Officer

Date: December 21, 2005